As filed with the Securities and Exchange Commission on February 9, 2021.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Viant Technology Inc.

(Exact name of registrant as specified in its charter)

Delaware	7370	85-3447553
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2722 Michelson Drive, Suite 100

Irvine, CA 92612

(949) 861-8888

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Tim Vanderhook

Chief Executive Officer

Viant Technology Inc.

2722 Michelson Drive, Suite 100

Irvine, CA 92612

(949) 861-8888

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

John M. Williams III Stewart L. McDowell Gibson, Dunn & Crutcher LLP 3161 Michelson Drive Irvine, CA 92612 (949) 451-3800	Sarah K. Solum Pamela L. Marcogliese Freshfields Bruckhaus Deringer US LLP 2710 Sand Hill Road Menlo Park, CA 94025 (650) 618-9250

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ 333-252117

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Shares to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Class A common stock, par value $0.001 per share	1,725,000	$25	$43,125,000	$4,705

(1)

Represents only the additional number of shares being registered and includes an additional 225,000 shares issuable upon the exercise of the underwriters’ option to purchase additional shares. Does not include the securities that the registrant previously registered on the Registration Statement on Form S-1 (File No. 333-252117), as amended (the “Registration Statement”).

(2)	The registration fee is calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(3)

The registrant previously registered 9,775,000 shares of its Class A common stock for which the fee was $25,595 on the Registration Statement, which was declared effective by the Securities and Exchange Commission on February 9, 2021. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $43,125,000 is hereby registered.

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) promulgated under the Securities Act.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

Pursuant to Rule 462(b) under the Securities Act of 1933, as amended, Viant Technology Inc., a Delaware corporation (the “Company”), is filing this registration statement with the Securities and Exchange Commission (the “SEC”). This registration statement relates to the public offering of securities contemplated by the Registration Statement on Form S-1 (File No. 333-252117) (the “Registration Statement”) filed by the Company with the SEC on January 15, 2021, as amended on February 1, 2021, February 5, 2021 and February 8, 2021 which was declared effective on February 9, 2021.

The Company is filing this registration statement for the sole purpose of increasing the aggregate number of shares of Class A common stock, par value $0.001 per share, offered by 1,725,000 shares, which includes 225,000 shares that the underwriters have the option to purchase from the selling stockholders identified in the Registration Statement. The additional shares that are being registered for issuance and sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Registration Statement. The contents of the Registration Statement, including all amendments and exhibits thereto, are incorporated by reference herein.

The required opinion and consents are listed on the Exhibit Index attached hereto and filed herewith.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits

Exhibit Index

Exhibit No.	Description of Exhibit

5.1	Opinion of Gibson, Dunn & Crutcher LLP.

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm, as to Viant Technology Inc.

23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm, as to Viant Technology LLC.

23.3	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (incorporated by reference to Exhibit 24.1 of the Registration Statement (Registration No. 333-252117) filed on January 15, 2021).

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Irvine, state of California, on the 9th day of February, 2021.

Viant Technology Inc.

By:	/s/ Larry Madden
Name: Larry Madden
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, the following persons have signed this Registration Statement in the capacities and on the date indicated.

*	Chief Executive Officer and Director (Principal Executive Officer)	February 9, 2021
Tim Vanderhook

/s/ Larry Madden	Chief Financial Officer (Principal Financial and Accounting Officer)	February 9, 2021
Larry Madden

*	Chief Operating Officer and Director	February 9, 2021
Chris Vanderhook

*By:	/s/ Larry Madden
Larry Madden
As Attorney-in-Fact

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